Filed Pursuant to Rule 424(b)(5)

Registration No. 333-179636

PROSPECTUS SUPPLEMENT

(to Prospectus dated March 21, 2012)

DIANA CONTAINERSHIPS INC.

$40,000,000

Common Stock

This prospectus supplement relates to the issuance and sale of shares of our common stock, par value $0.01 per share, having an aggregate offering price of up to $40,000,000, from time to time through Deutsche Bank Securities Inc. (“Deutsche Bank Securities”), which we refer to as the sales agent. Each common share sold in this offering includes a preferred share purchase right that trades with the common shares. These sales, if any, will be made pursuant to the terms of a sales agreement between us and the sales agent.

Our common shares are listed on the Nasdaq Global Market under the symbol “DCIX”. The last reported sales price of our common shares on May 20, 2013 was $5.75 per share.

Sales of common shares, if any, under this prospectus supplement and the accompanying prospectus, may be made by means of ordinary brokers’ transactions on the Nasdaq Global Market, in negotiated transactions or transactions that are deemed to be “at the market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made to or through a market maker other than on an exchange, at prices related to the prevailing market prices or at negotiated prices.

Investing in our common shares involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and on page 4 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “Commission”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The compensation to the sales agent for sales of common shares will be 2.0% of the gross sales price of all common shares sold through the sales agent from time to time under the sales agreement. Subject to the terms and conditions of the sales agreement, Deutsche Bank Securities will use its commercially reasonable efforts to sell on our behalf any common shares to be offered by us under the sales agreement. The net proceeds from any sales under this prospectus supplement will be used as described under “Use of Proceeds” in this prospectus supplement.

Deutsche Bank Securities

The date of this prospectus supplement is May 21, 2013

Prospectus Supplement

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the sales agent has not, authorized anyone to provide you with information that is different. We and the sales agent take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

IMPORTANT NOTICE ABOUT INFORMATION IN THIS

PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which relates to the offer and sale from time to time of our common shares and also supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to any potential sale of our common shares. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference herein that was filed with the Commission before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not and the sales agent has not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of the respective dates of such documents or on the date or dates that are specified in such documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference” in the accompanying prospectus.

We prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus supplement, in U.S. dollars, and in accordance with U.S. generally accepted accounting principles. We have a fiscal year end of December 31.

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CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe”, “anticipate”, “intend”, “estimate”, “forecast”, “project”, “plan”, “potential”, “may”, “should”, “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus supplement, and in the documents incorporated by reference in this prospectus supplement, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the containership markets, changes in the company’s operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of containerships, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports we file with the Commission and the Nasdaq Global Market. We caution readers of this prospectus supplement and the documents incorporated by reference in this prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements. These forward looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company and our principal administrative offices are located outside the United States in Athens, Greece. A majority of our directors, officers and the experts named in this prospectus supplement reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

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PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the key information that is contained or incorporated by reference in this prospectus. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus, any free writing prospectus that may be provided to you in connection with the offering of the common shares and the information incorporated by reference in this prospectus, including the sections entitled “Risk Factors” beginning on page S-7 of this prospectus supplement; on page 4 of the accompanying prospectus in our Registration Statement on Form F-3, effective March 21, 2012; and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed on February 20, 2013.

Unless the context otherwise requires, when used in this prospectus, the terms “the Company,” “we,” “our” and “us” refer to Diana Containerships Inc. and its subsidiaries. “Diana Containerships Inc.” refers only to Diana Containerships Inc. and not its subsidiaries. The financial information included in this prospectus represents our financial information and the operations of our subsidiaries. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars.

Our Company

Diana Containerships Inc. is a Marshall Islands corporation founded in 2010 to own and operate containerships and pursue containership acquisition opportunities. Our objective is to build a global containership business by making acquisitions that are accretive to our dividends per share. As of the date of this prospectus, we own and operate eight Panamax container vessels, as well as two Panamax container vessels, the Malacca (ex Maersk Malacca) and the Merlion (ex Maersk Merlion) that have been sold and are expected to be delivered to their new owners in early June 2013. The combined carrying capacity of our fleet, excluding the vessels sold, as of the date of this prospectus, is 32,541 TEU and its weighted average age is 13.5 years. The vessels that we own today are chartered to A.P. Møller-Maersk A/S, CMA CGM SA, Reederei Santa, Containerschiffe, GMbH & Co. KG, APL (Bermuda) Ltd, NOL Liner (Pte) Ltd and Hanjin Shipping Co Ltd, Seoul.

Below is our current fleet list as of May 21, 2013:

Vessel BUILT TEU	Sister Ships*	Gross Rate (USD Per Day)		Com**	Charterer	Delivery Date to Charterer	Redelivery Date to Owners***	Notes
Container Vessels
SAGITTA 2010 3,426	A	$ $	22,000 7,250	1.25%	A.P. Moller - Maersk A/S	15-May-11 15-Mar-13	15-Mar-13 15-Oct-13 - 15-Feb-14
CENTAURUS 2010 3,426	A		$7,500	3.50%	CMA CGM S.A.	13-Aug-12	1-Jun-13 - 13-Aug-13	1
MALACCA (ex Maersk Malacca) 1990 4,714	B		$21,450	1.25%	A.P. Moller - Maersk A/S	24-Jun-11	9-May-13	2
MERLION (ex Maersk Merlion) 1990 4,714	B		$21,450	1.25%	A.P. Moller - Maersk A/S	19-Jun-11	14-May-13	2
MADRID (ex Maersk Madrid) 1989 4,206			$21,450	1.25%	A.P. Moller - Maersk A/S	15-Jun-11	29-Apr-13	3,4
CAP DOMINGO (ex Cap San Marco) 2001 3,739	C	$ $ $	22,750 22,850 23,250	0.00%	Reederei Santa Containerschiffe GmbH & Co. KG	6-Feb-12 6-Feb-13 6-Feb-14	6-Feb-13 6-Feb-14 23-Dec-14 - 23-Mar-15	5,6

CAP DOUKATO (ex Cap San Raphael) 2002 3,739	C	$ $ $	22,750 22,850 23,250	0.00%	Reederei Santa Containerschiffe GmbH & Co. KG	6-Feb-12 6-Feb-13 6-Feb-14	6-Feb-13 6-Feb-14 23- Dec-14 - 23-Mar-15	5,6
APL SARDONYX 1995 4,729	D		$24,750	1.00%	APL (Bermuda) Ltd.	17-Feb-12	3-Jan-14 - 3-Apr-14	6,7,8
APL GARNET 1995 4,729	D		$27,000	0.00%	NOL Liner (Pte) Ltd.	19-Nov-12	20-Aug-15 - 19-Oct-15	6
APL SPINEL 1996 4,729	D		$24,750	1.00%	APL (Bermuda) Ltd.	1-Mar-12	15-Jan-14 - 15-Apr-14	6,7,8
HANJIN MALTA 1993 4,024			$25,550	US$150 per day	Hanjin Shipping Co. Ltd., Seoul	15-Mar-13	30-Mar-16 - 15-May-16	6

*	Each container vessel is a “sister ship”, or closely similar, to other container vessels that have the same letter.
**	Total commission paid to third parties.
***	Charterers’ optional period to redeliver the vessel to owners. Charterers have the right to add the off hire days, if any, and therefore the optional period may be extended.
1	Redelivery date based on latest information received by charterer.
2	Vessel sold and expected to be delivered to its new owners in early June 2013.
3	Vessel sold and delivered to its new owners on May 10, 2013.
4	A.P. Moller - Maersk A/S has agreed to compensate the owners for the early redelivery of the vessel by paying US$210,000.
5	For financial reporting purposes, we recognize revenue from time charters that have varying rates on a straight-line basis equal to the average revenue during the term of that time charter. We calculate quarterly dividends based on the available cash from operations during the relevant quarter.
6	For financial reporting purposes, revenues derived from the time charter agreement will be netted off during the term of the time charter with an amortization charge of the asset that was recognized at the delivery of the vessel, being the difference of the present value of the contractual cash flows to the fair value. However, we calculate quarterly dividends based on the available cash from operations during the relevant quarter.
7	The charterer has the option to employ the vessel for a further 12 month period plus or minus 45 days, at a daily rate of $24,750 starting 24 months after delivery of the vessel to the charterer. After that period the charterer has the option to employ the vessel for a further 12 month period plus or minus 45 days, at a daily rate of $28,000 starting 36 months after delivery of the vessel to the charterer. Options must be declared by the charterer not later than 20 months for the first option and 32 months for the second option after the delivery date to the charterer.
8	Since December 28, 2012 charterers have changed to NOL Liner (Pte) Ltd.

Our reported earnings always reflect the application of accounting policies for varying-rate time charters and above-market rate time charters as described in Notes 5 and 6, respectively, to the fleet table above. These accounting policies affect the recognition of revenue for financial reporting purposes but do not reduce our available cash from operations for the purpose of calculating quarterly dividends. For further description of these accounting policies, please see “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Critical Accounting Policies—Prepaid/Deferred Charter Revenue” in our annual report on Form 20-F for the year ended December 31, 2012.

Recent Developments

On February 19, 2013, we declared a cash dividend on our common shares of $0.30 per share. The dividend was paid on March 21, 2013 to stockholders of record as of March 5, 2013.

Effective March 1, 2013, Unitized Ocean Transport Limited, or UOT, our wholly-owned subsidiary, provides us with management services similar to those previously provided by Diana Shipping Services S.A., or DSS, including vessel commercial and technical management, administrative services, and ship brokering services. In this respect, as of March 1, 2013, we terminated our administrative services and vessel management agreements with DSS and entered into an Administrative Services Agreement and, through our wholly-owned subsidiaries, into Vessel Management Agreements with UOT, the material terms of which are substantially similar to those of our agreements with DSS. Pursuant to the Administrative Services Agreement, UOT receives a monthly fee of $10,000. Pursuant to each Vessel Management Agreement, UOT receives a commission of 2% of the gross charterhire and freight earned by the vessel and a technical management fee of $15,000 per vessel per month for employed vessels and $7,500 per vessel per month for laid-up vessels, if any. These fees paid to UOT, our wholly-owned subsidiary, do not constitute a part of our expenses and are eliminated as intercompany transactions in our consolidated financial statements.

Effective March 1, 2013, the brokerage services agreement between DSS and Diana Enterprises Inc., a related party controlled by our Chief Executive Officer and Chairman, Symeon Palios, was also terminated. On the same date, Diana Enterprises Inc. entered into a Brokerage Services Agreement with UOT to provide ship brokerage services to us, the material terms of which are substantially similar to those of the previous agreement with DSS. The new agreement has a term of thirteen months and provides for a monthly fee of $120,833.

Effective March 1, 2013, we amended and restated our Non-Competition Agreement with Diana Shipping Inc., providing that as long as any of our executive officers is also an executive officer of Diana Shipping Inc., and for six months thereafter, we will not acquire or charter any vessel, or otherwise operate in, the drybulk sector and Diana Shipping will not acquire or charter any vessel, or otherwise operate in, the containership sector.

On March 15, 2013, we took delivery of the Panamax container vessel, the Hanjin Malta, a 1993-built vessel of approximately 4,024 TEU capacity, which was acquired for the purchase price of $22.0 million with a time charter attached.

As of March 31, 2013, we have individually assessed for recoverability the carrying values of each of the fleet’s vessels. As a result, we recognized an aggregate impairment loss of $32.6 million for the vessels Madrid, Malacca and Merlion, as of March 31, 2013.

On April 16, 2013, we entered into a memorandum of agreement to sell the vessel Madrid for demolition, for a sale price of $8.8 million before commissions. The vessel was successfully delivered to the buyers on May 10, 2013 and the Company received the total sale price amounting to $8.6 million, net of address commission.

On May 1, 2013, we entered into a memorandum of agreement to sell the vessel Malacca for demolition, for a sale price of $10.1 million before commissions. The vessel is expected to be delivered to the buyers in early June 2013. On May 3, 2013 the Company received $5.1 million, being a 50% percent deposit of the gross sale proceeds.

On May 17, 2013, we entered into a memorandum of agreement to sell the vessel Merlion for demolition, for a sale price of $10.0 million before commissions. The vessel is expected to be delivered to the buyers in early June 2013.

On May 20, 2013, through a wholly-owned subsidiary, we entered into a loan agreement with Diana Shipping Inc. (“Diana Shipping”), pursuant to which Diana Shipping has agreed to loan us up to $50 million to fund vessel acquisitions and for general corporate purposes. The loan matures on the fourth anniversary of the initial draw down date, and amounts drawn under the loan will bear interest at the rate of LIBOR plus 5.0% per annum. In addition, we will pay Diana Shipping a variable back-end fee in an amount of up to 5.0%, in the aggregate, of the total amount outstanding under the loan. The unsecured loan is guaranteed by Diana Containerships Inc. Under the loan agreement Diana Shipping must consent to the incurrence of further indebtedness by us. The loan agreement was approved by a committee of the independent directors of Diana Shipping Inc. and by all members of our Board of Directors.

On May 21, 2013, we reported a net loss of 31.8 million for the first quarter of 2013, compared to net income of $1.9 million for the same period of 2012, as a result of the non-cash impairment loss of $32.6 million recorded during the first quarter 2013 for the vessels Madrid, Malacca and Merlion. Time charter revenues were $15.1 million for the first quarter of 2013, compared to $12.4 million for the same period of 2012, mainly due to the increase in the number of vessels in the fleet following the delivery of the Cap Domingo, Cap Doukato, APL Sardonyx, APL Spinel and APL Garnet in February, March and November 2012 and the delivery of the Hanjin Malta in March 2013. See our earnings release for the quarter ended March 31, 2013 included in our Report on Form 6-K filed with the Commission on May 21, 2013 and incorporated by reference into this prospectus supplement.

On May 21, 2013, we declared a cash dividend on our common shares of $0.30 per share, to be paid on or around June 12, 2013 to all shareholders of record as at June 4, 2013.

Corporate Information

We are a corporation incorporated under the laws of the Republic of the Marshall Islands on January 7, 2010. Each of our vessels is owned by separate wholly-owned subsidiaries. We maintain our principal executive offices at Pendelis 18, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at that address is 011 30 216 600 2400. Our website is www.dcontainerships.com. The information on our website shall not be deemed a part of this prospectus.

THE OFFERING

Securities offered	Common shares with an aggregate sales price of up to $40,000,000.

Common shares outstanding prior to the offering	32,191,964 common shares outstanding as of the date of this prospectus supplement.

Manner of offering	Negotiated transactions or transactions deemed to be “at-the-market offerings” (including sales made to or through a market maker other than on an exchange) that may be made from time to time through Deutsche Bank Securities Inc., as sales agent, using commercially reasonable efforts. See “Plan of Distribution.”

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including vessel acquisitions and working capital, although no specific vessels have been identified by us for acquisition at this time.

Dividends	We currently intend to continue to declare a variable quarterly dividend each February, May, August and November equal to a substantial portion of available cash from operations during the previous quarter after the payment of cash expenses and reserves for scheduled drydockings, intermediate and special surveys and other purposes as our board of directors may from time to time determine are required, after taking into account contingent liabilities, the terms of any credit facility, our growth strategy and other cash needs and the requirements of Marshall Islands law. Our board of directors may review and amend our dividend policy from time to time, in light of our plans for future growth and other factors.

Preferred stock purchase rights	We have entered into a stockholders rights agreement dated August 2, 2010 (the “Stockholders Rights Agreement”), with Computershare Shareowner Services LLC as Rights Agent. Pursuant to this Stockholders Rights Agreement, each share of our common stock includes one right, which we refer to as a Right, that entitles the holder to purchase from us a unit consisting of one one-thousandth of a share of our preferred stock at an exercise price specified in the Stockholders Rights Agreement, subject to specified adjustments. Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other stockholder rights. See “Description of Capital Stock — Preferred Stock Purchase Rights” in the accompanying prospectus for further details.

Voting rights	Under Marshall Islands law and our bylaws, each common share entitles the holder to one vote.

Tax considerations	Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our shareholders. We will be exempt from U.S. Federal income taxation on our U.S.-source shipping income if we satisfy certain requirements. For a discussion of the material Marshall Islands and U.S. Federal income tax considerations relating to our activities and the ownership and disposition of our common shares by shareholders, see “Additional Information — Taxation” in our annual report on Form 20-F for the year ended December 31, 2012.

Listing	Our common shares are listed on the Nasdaq Global Market under the symbol “DCIX”.

Risk factors	You should consider carefully all of the information that is contained or incorporated by reference in this prospectus and, in particular, you should evaluate the risks described under “Risk Factors”

The number of shares of common stock outstanding as of the date of this prospectus supplement does not include 2,125,534 common shares reserved for issuance under our 2012 Amended and Restated Equity Incentive Plan.

RISK FACTORS

An investment in our common shares involves a high degree of risk. In addition to the risks below, you should carefully consider the risks beginning on page 4 of the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2012 and the other documents we have incorporated by reference in this prospectus that summarize the risks that may materially affect our business before making an investment in our common shares. Please see “Where You Can Find Additional Information — Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our results of operations or financial condition.

Investors May Experience Significant Dilution As a Result of This Offering and Future Offerings.

Based on an assumed offering price of $5.65 per share, which was the closing price of our common shares on May 17, 2013, this offering of $40.0 million of our common shares would result in an offer and sale of 7,079,646 common shares, following which we would have 39,271,610 common shares outstanding, and which as of the date of this prospectus represents an increase of approximately 22.0% in our issued and outstanding common shares. Because the sales of the shares offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these shares will vary and these variations may be significant. Purchasers of the shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested. In addition, we may offer additional common shares in the future, which may result in additional significant dilution.

If We are Unable to Purchase Additional Vessels and Successfully Implement Our Growth Strategy or Take Other Action that Leads to a Substantial Increase in Our Available Cash from Operations, We May be Unable to Declare and Pay Dividends at the Current Level in the Future.

After giving effect to this offering, the number of our outstanding common shares will substantially increase. If we fail to effectively apply the proceeds of this offering to identify, purchase, develop and integrate vessels at reasonable prices in accordance with our business strategy and successfully implement our growth strategy or take other action that leads to a substantial increase in our available cash from operations on an ongoing basis, the amount of available cash from operations is expected to be insufficient to pay dividends to shareholders at the current level. Furthermore, even if we are able to successfully apply the proceeds of this offering to create a long-term increase in available cash from operations, we may be unsuccessful in sufficiently increasing cash from operations in the short-term to maintain dividends to shareholders at the current level without relying on additional funding sources. In particular, our cash from operations may be reduced if we are unable to recharter our vessels or forced to do so at reduced or unprofitable rates upon the expiration or termination of their current charters, including those of the Centaurus, currently employed on a time charter scheduled to expire between June 2013 and August 2013 (depending on whether the charterer’s option to extend the charter is exercised), and the Sagitta, currently employed on a time charter scheduled to expire between October 2013 and February 2014 (depending on whether the charterer’s option to extend the charter is exercised).

If cash from operations available for the payment of dividends is insufficient to pay dividends to shareholders at the current level, it may result in a decrease or elimination of our variable dividend in the future, including, for the avoidance of doubt, any anticipated dividend in connection with the quarter ended June 30, 2013, unless we use funds other than available cash from operations to pay or supplement such dividend. Such funds may include use of a portion of the proceeds of this offering or increasing our outstanding aggregate indebtedness, which we are under no obligation to do. A reduction in our variable dividend from its current amount or frequency or the use of funds other than cash from operations to pay such dividend may negatively affect our liquidity, our ability to operate our current business and our implement our business strategy, and may materially reduce the market price of our common shares or otherwise result in an adverse perception of the Company in the financial marketplace.

We Cannot Assure You that Our Board of Directors will Declare Dividends.

We currently intend to declare a variable quarterly dividend each February, May, August and November equal to a substantial portion of our available cash from operations during the previous quarter after the payment of cash expenses. The remaining available cash from operations is expected to be used for reserves for scheduled drydockings, intermediate and special surveys and other purposes as our board of directors may from time to time determine are required, after taking into account contingent liabilities, the terms of any credit facility, our growth strategy and other cash needs and the requirements of Marshall Islands law.

The declaration and payment of dividends, if any, will always be subject to the discretion of our board of directors. The timing and amount of any dividends declared will depend on, among other things, our earnings, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy and provisions of Marshall Islands law affecting the payment of dividends. The international containership sector is highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash that is available for the payment of dividends. In limited circumstances the Company may use funds other than available cash from operations to pay a dividend, but it is under no obligation to do so and there can be no assurance that the Company would do so in the future.

We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, including as a result of the risks described in our annual report on Form 20-F for the year ended December 31, 2012. Our growth strategy contemplates that we will finance the acquisition of additional vessels through a combination of debt and equity financing on terms acceptable to us. If financing is not available to us on acceptable terms, our board of directors may determine to finance or refinance acquisitions with cash from operations, which would reduce or even eliminate the amount of cash available for the payment of dividends. Our acquisition strategy also depends on our ability to locate acceptable targets and consummate acquisitions in a timely manner. Any delay in or failure to implement our acquisition strategy could negatively impact our financial condition, results of operations and ability to pay future dividends.

Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. In addition, any credit facilities that we may enter into in the future may include restrictions on our ability to pay dividends.

USE OF PROCEEDS

We intend to use the net proceeds of this offering for general corporate purposes, including vessel acquisitions and working capital, although no specific vessels have been identified by us for acquisition at this time.

In the future, we intend to pursue containership acquisition opportunities at prices that are accretive to our dividends per share. In order to enhance returns, we plan to continue to focus on vessels ranging from 2,500 TEU to 7,500 TEU. We will also focus on secondhand vessels and re-sale newbuildings because they will contribute to our cash flows immediately. In line with our existing fleet, we will favor sister-ships as we believe that they increase our operating efficiency and profitability. As industry dynamics change, we might opportunistically acquire containerships outside of these parameters in order to increase dividends per share. We intend to finance our future growth with future debt and equity offerings as deemed appropriate by our management and board of directors. Please see “Item 5.B Operating and Financial Review and Prospects — Liquidity and Capital Resources” in our annual report on Form 20-F for the year ended December 31, 2012, which is incorporated by reference herein.

Because our use of the net proceeds from this offering depends on a number of factors, including, among others, our ability to identify suitable containerships for purchase, negotiate purchase contracts on terms acceptable to us, our working capital requirements and incurrence of any material expenses or liabilities, our actual use of the proceeds may vary substantially from our current intentions.

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2013, on:

•	an actual basis;

•	an as adjusted basis to give effect to a dividend of $0.30 per share, declared on May 21, 2013 that will be paid on or around June 12, 2013 to shareholders of record on June 4, 2013, and;

•

an as further adjusted basis to give effect to the issuance and sale of $40.0 million of our common shares in this offering, or 7,079,646 shares of our common stock, at an assumed offering price of $5.65, which was the closing price of our common shares on May 17, 2013, after deducting the estimated issuance costs of $1.2 million, including expected offering expenses of $0.4 million and sales agent’s commissions of 2.0%, resulting in net proceeds to us of approximately $38.8 million.

There have been no significant adjustments to our capitalization since March 31, 2013, as so adjusted.

You should read the information below in connection with the section of this prospectus supplement entitled “Use of Proceeds”, our Report on Form 6-K filed with the Commission on May 21, 2013 and the audited consolidated financial statements and related notes for the year ended December 31, 2012, included in our annual report on Form 20-F, filed with the Commission on February 20, 2013.

	As of March 31, 2013
	Actual	As Adjusted	As Further Adjusted
	(in thousands of U.S. dollars)
Debt (principal balance, secured and guaranteed)	$92,700	$92,700	$92,700

Stockholders’ equity
Preferred stock, $0.01 par value; 25,000,000 shares authorized, none issued, actual, as adjusted and as further adjusted	—	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 32,191,964 issued and outstanding, actual and as adjusted, and 39,271,610 issued and outstanding as further adjusted	$322	$322	$393
Additional paid-in capital	263,759	263,759	302,488
Accumulated deficit	(66,558)	(76,216)	(76,216)

Total stockholders’ equity	$197,523	$187,865	$226,665

Total capitalization	$290,223	$280,565	$319,365

PLAN OF DISTRIBUTION

On May 21, 2013, we and Deutsche Bank Securities Inc. entered into a sales agreement pursuant to which we may offer and sell from time to time through Deutsche Bank Securities, as our sales agent, shares of our common stock having an aggregate offering price of up to $40,000,000.

Pursuant to the sales agreement, Deutsche Bank Securities, as sales agent, will use its commercially reasonable efforts to solicit offers to purchase the common shares on any trading day or as otherwise agreed upon by us and Deutsche Bank Securities. From time to time, we will submit orders to Deutsche Bank Securities relating to the common shares to be sold through Deutsche Bank Securities, which orders may specify any price, time or size limitations relating to any particular sale. We may instruct Deutsche Bank Securities not to sell common shares if the sales cannot be effected at or above a price designated by us in any such instruction. We or Deutsche Bank Securities may suspend the offering of common shares by notifying the other.

We will pay Deutsche Bank Securities a commission equal to 2.0% of the gross sales price per share for any common shares sold through it as our sales agent under the sales agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares.

Settlement for sales of common shares will occur on the third business day following the date on which any sales were made in return for payment of the proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

As sales agent, Deutsche Bank Securities will not engage in any transactions that stabilize our common shares.

In connection with the sale of our common shares hereunder, the sales agents may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to it may be deemed to be underwriting commissions or discounts. Pursuant to the sales agreement, we have agreed to provide indemnification and contribution to Deutsche Bank Securities against certain liabilities relating to the selling of our common shares, including liabilities under the Securities Act. Deutsche Bank Securities may engage in transactions with, or perform other services for, us in the ordinary course of business.

The common shares offered hereby may be sold on the Nasdaq Global Market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, if agreed by us and Deutsche Bank Securities as sales agent, some or all of the common shares covered by this prospectus supplement may be sold through:

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction.

To comply with the securities laws of certain jurisdictions, if applicable, the common shares must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common shares may not be offered or sold unless they are registered or qualified for sale or an exemption is available and complied with.

We estimate that the total expenses of the offering payable by us, excluding commissions payable to Deutsche Bank Securities under the sales agreement will be approximately $0.4 million.

The offering of common shares pursuant to the sales agreement will terminate upon the earlier of (i) the sale of $40,000,000 of our common shares offered by this prospectus supplement and the accompanying prospectus and (ii) the termination of the sales agreement by either Deutsche Bank Securities or us.

We, Diana Shipping and all of our directors and officers have agreed, subject to certain exceptions, that for 60 days from the date of the sales agreement, we will not sell or transfer any of our common shares without first obtaining the written consent of Deutsche Bank Securities. This consent may be given at any time without public notice, except as required by applicable FINRA guidelines. There are no agreements between the Agents and any of our shareholders releasing them from these lock-up agreements prior to the expiration of the 60-day period. Specifically, we have agreed, subject to certain exceptions, not directly or indirectly, to:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any share of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	file any registration statement under the Securities Act with respect to any of the foregoing; or

•

enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, or any securities convertible into or exchangeable or exercisable for or repayable with common stock, whether any such swap is to be settled by delivery of common stock or such other securities, in cash or otherwise.

Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs or (2) prior to the expiration of the 60-day restricted period, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the 60-day restricted period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The limitations described above do not apply to the common shares to be offered and sold in this offering, and equity incentive awards approved by the board of directors of the Company or the compensation committee thereof or the issuance of common stock upon exercise thereof.

Other Relationships

Deutsche Bank Securities and their affiliates may have provided in the past and may in the future provide, various investment banking, commercial banking and other financial services to us for which they have received and may continue to receive customary fees and commissions.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission Registration Fee	$4,584	*
Printing and Engraving Expenses	$80,000
Legal Fees and Expenses	$200,000
Accountants’ Fees and Expenses	$75,000
FINRA Fee	$4,040	*
Miscellaneous Costs	$36,376

Total	$400,000

*	The Commission Registration Fee of $28,650 and the FINRA fee of $25,250, covering all of the securities being offered under the registration statement on Form F-3 (file no. 333-179636) filed with the Commission with an effective date of March 21, 2012, of which this prospectus supplement forms a part, was previously paid. We allocate the cost of these fees on an approximately pro-rata basis with each offering.

LEGAL MATTERS

The validity of the common shares and certain other matters relating to United States Federal income and Marshall Islands tax considerations and to Marshall Islands corporations law will be passed upon for us by Seward & Kissel LLP, New York, New York. Simpson Thacher & Bartlett LLP is counsel for the sales agent in connection with this offering.

EXPERTS

The consolidated financial statements of Diana Containerships Inc., appearing in Diana Containerships Inc.’s Annual Report on Form 20-F for the year ended December 31, 2012, and the effectiveness of Diana Containerships Inc.’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The sections in this prospectus attributed to Drewry Shipping Consultants Ltd., an international maritime consulting, data and publishing firm, including the section entitled “The International Containership Industry” incorporated by reference to our Annual Report on Form 20-F for the year ended December 31, 2012, have been reviewed by Drewry, which has confirmed to us that such sections accurately describe the international containership market.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about our company is available on our website at http://www.dcontainerships.com. The information on our website does not constitute a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934:

•

Our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on February 20, 2013, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Our Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on March 4, 2013.

•	Our Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on March 20, 2013.

•	Our Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on March 22, 2013.

•	Our Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on April 10, 2013.

•	Our Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on April 17, 2013.

•	Our Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on May 3, 2013.

•	Our Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on May 17, 2013.

•	Our Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on May 21, 2013.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and the sales agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the sales agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address: Pendelis 18, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at that address is 011 30 216 600 2400.

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Global Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PROSPECTUS

$250,000,000

DIANA CONTAINERSHIPS INC.

Through this prospectus, we may periodically offer:

(1)	our common shares, including related preferred stock purchase rights,

(2)	our preferred shares,

(3)	our debt securities, which may be guaranteed by one or more of our subsidiaries,

(4)	our warrants,

(5)	our purchase contracts, and

(6)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The aggregate offering price of all securities issued under this prospectus may not exceed $250.0 million. The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are listed on the Nasdaq Global Market under the symbol “DCIX”.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 5 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 21, 2012

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares (including related preferred stock purchase rights), preferred shares, debt securities and related guarantees, warrants, purchase contracts and units described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a supplement to this prospectus that will describe the specific information about the securities being offered and the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information in the registration statement. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

(i)

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

(ii)

PROSPECTUS SUMMARY

This section summarizes some of the key information that appears later in this prospectus. It may not contain all of the information that may be important to you. You should review carefully the risk factors and the more detailed information and financial statements included in this prospectus before making an investment decision.

We use the term TEU in describing the size of containerships. TEU is a standard measure of a containership’s cargo-carrying capacity used in the container shipping sector. It means the space that would be occupied by a container having the International Organization for Standardization’s standard external dimensions, the length of which is 20 feet, the height of which is 8.5 feet and the width of which is 8.0 feet.

Unless the context otherwise requires, when used in this prospectus, the terms “the Company,” “we,” “our” and “us” refer to Diana Containerships Inc. and its subsidiaries. “Diana Containerships Inc.” refers only to Diana Containerships Inc. and not its subsidiaries. The financial information included in this prospectus represents our financial information and the operations of our subsidiaries. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars.

Our Company

Diana Containerships Inc. was incorporated in the Marshall Islands on January 7, 2010, at what we believe to have been a low period of the containership cycle, to capitalize on what we perceived to be a long-term opportunity in the sector. We were founded to own and operate containerships and pursue containership acquisition opportunities. Our objective is to build a global containership business by making acquisitions that are accretive to our dividends per share. As of March 13, 2012, our fleet consists of nine vessels with a combined carrying capacity of 37,422 TEU and a weighted average age of 14.5 years. The vessels that we own today are chartered to A.P. Møller-Maersk A/S, or Maersk, CSAV Valparaiso, or CSAV, Reederei Santa Containerschiffe GmbH & Co. KG, or Reederei Santa and APL (Bermuda) Ltd. Our common stock is listed on the Nasdaq Global Market under the symbol DCIX.

We were founded by and share senior executives and a technical and commercial manager with Diana Shipping Inc. (NYSE: DSX), or Diana Shipping or our Founder, a leading global provider of transportation services for drybulk cargoes. Diana Shipping was formed in 1999 with an initial fleet of six newbuilding vessels, which has since grown to 27 vessels as a result of acquisitions throughout the cycle. We do not believe that we are affected by issues currently impacting certain other containership companies, such as high leverage and the purchase of vessels at prices significantly above historical averages.

In order to enhance returns, we plan to continue to focus on vessels ranging from 2,500 TEU to 7,500 TEU because we believe that the current containership orderbook composition, matched with global GDP growth, creates a favorable multi-year dynamic of supply and demand for these mid-sized containerships. We will also focus on secondhand vessels and re-sale newbuildings because they will contribute to our cash flows immediately. In line with our existing fleet, we will favor sister-ships as we believe that they increase our operating efficiency and profitability. As industry dynamics change, we might opportunistically acquire containerships outside of these parameters in order to increase dividends per share.

We currently intend to continue to declare a variable quarterly dividend each February, May, August and November substantially equal to approximately 70% of our available cash from operations during the previous quarter after cash expenses and reserves for scheduled drydockings, intermediate and special surveys and other purposes as our board of directors may from time to time determine are required, after taking into account contingent liabilities, the terms of any credit facility, our growth strategy and other cash needs and the requirements of Marshall Islands law.

During 2011 and 2010, our fleet utilization was 99.3% and 97.5%, respectively; our vessels achieved daily time charter equivalent rates of $19,895 and $15,146, respectively; and we generated revenues of $27.0 million and $5.7 million, respectively. As of the date of this prospectus, we have $7.3 million available under our revolving credit facility with Royal Bank of Scotland. Our operating cash flow is generated from charters on our vessels, through our subsidiaries. We intend to finance our future growth with future debt and equity offerings as deemed appropriate by our management and board of directors.

Our Fleet

Currently our fleet is employed as follows:

Vessel BUILT TEU	Sister Ships*	Gross Rate (USD Per Day)	Com**	Charterer	Delivery Date to Charterer	Redelivery Date to Owners***	Notes
Container Vessels
SAGITTA	A	$22,000	2.25%	A.P. Moller - Maersk A/S	15-May-11	15-Mar-13 -15-Jun-13	1
2010 3,426

CENTAURUS	A	$20,000	2.25%	CSAV Valparaiso	4-Sep-10	21-Jul-12 - 19-Oct-12
2010 3,426

MAERSK MALACCA	B	$21,450	2.25%	A.P. Moller - Maersk A/S	24-Jun-11	10-May-13 - 8-Aug-13	2
1990 4,714

MAERSK MERLION	B	$21,450	2.25%	A.P. Moller - Maersk A/S	19-Jun-11	5-May-13 - 3-Aug-13	2
1990 4,714

MAERSK MADRID		$21,450	2.25%	A.P. Moller - Maersk A/S	15-Jun-11	1-May-13 - 30-Jul-13	2
1989 4,206

CAP SAN MARCO	C	$22,750	1.00%	Reederei Santa Containerschiffe GmbH & Co. KG	6-Feb-12	6-Feb-13
		$22,850	1.00%		6-Feb-13	6-Feb-14
2001 3,739		$23,250	1.00%		6-Feb-14	23-Dec-14 -23-Mar-15

CAP SAN RAPHAEL	C	$22,750	1.00%	Reederei Santa Containerschiffe GmbH & Co. KG	6-Feb-12	6-Feb-13
		$22,850	1.00%		6-Feb-13	6-Feb-14
2002 3,739		$23,250	1.00%		6-Feb-14	23-Dec-14 -23-Mar-15

APL SARDONYX	D	$24,750	2.00%	APL (Bermuda) Ltd.	17-Feb-12	3-Jan-14 - 3-Apr-14	3
1995 4,729

APL SPINEL	D	$24,750	2.00%	APL (Bermuda) Ltd.	1-Mar-12	15-Jan-14 -15-Apr-14	3
1996 4,729

*	Each container vessel is a “sister ship”, or closely similar, to other container vessels that have the same letter.

**	Total commission as a percentage of charterhire paid to third parties and Diana Shipping Services S.A.

***	Charterers’ optional period to redeliver the vessel to owners. Charterers have the right to add the off hire days, if any, and therefore the optional period may be extended.

1.	The charterer has the option to employ the vessel for a further 11-13 month period. The optional period, if exercised, must be declared on or before December 15, 2012 and can only commence on May 1, 2013 at a gross daily rate of $30,000.

2.	The charterer has the option to employ the vessel for a further 12 month period, plus or minus 45 days at a gross daily rate of $25,000. The optional period, if exercised, must be declared on or before the end of the 20th month of employment and will only commence at the end of the 24th month.

3.	The charterer has the option to employ the vessel for a further 12 month period plus or minus 45 days, at a daily rate of $24,750 starting 24 months after delivery of the vessel to the charterer. After that period the charterer has the option to employ the vessel for a further 12 month period plus or minus 45 days, at a daily rate of $28,000 starting 36 months after delivery of the vessel to the charterer. Options must be declared by the charterer not later than 20 months for the first option and 32 months for the second option after the delivery date to the charterer.

Corporate Structure

We are a corporation incorporated under the laws of the Republic of the Marshall Islands on January 7, 2010. Each of our vessels is owned by separate wholly-owned subsidiaries.

We maintain our principal executive offices at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at that address is 011 30 210 947 0000. Our website is www.dcontainerships.com. The information on our website shall not be deemed a part of this prospectus.

The Securities We May Offer

We may use this prospectus to offer up to $250.0 million of our:

•	common shares, including related preferred stock purchase rights,

•	preferred shares,

•	debt securities, which may be guaranteed by one or more of our subsidiaries,

•	warrants,

•	purchase contracts, and

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth below and discussion of risks under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2011 and the other documents we have incorporated by reference in this prospectus that summarize the risks that may materially affect our business before making an investment in our securities. Please see “Where You Can Find Additional Information — Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our results of operations or financial condition.

If the Share Price of Our Common Shares Fluctuates After this Offering, You could Lose a Significant Part of Your Investment.

The market price of our common shares may be influenced by many factors, many of which are beyond our control, including the other risks described under the heading “Risk Factors — Risk Factors Related to Our Common Shares” in our Annual Report on Form 20-F for the year ended December 31, 2011 and the following:

•	the failure of securities analysts to publish research about us after this offering, or analysts making changes in their financial estimates;

•	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

•	variations in quarterly operating results;

•	general economic conditions;

•	terrorist or piracy acts;

•	future sales of our common shares or other securities; and

•	investors’ perception of us and the international containership sector.

As a result of these factors, investors in our common shares may not be able to resell their common shares at or above the initial offering price. These broad market and industry factors may materially reduce the market price of our common shares, regardless of our operating performance.

We May Issue Additional Common Shares or Other Equity Securities Without Your Approval, Which Would Dilute Your Ownership Interests and May Depress the Market Price of Our Common Shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness or our equity incentive plan, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares may decline.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe”, “anticipate”, “intend”, “estimate”, “forecast”, “project”, “plan”, “potential”, “may”, “should”, “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the containership markets, changes in the company’s operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of containerships, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports we file with the Commission and the Nasdaq Global Market. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements. These forward looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for the year ended December 31, 2011. For the period from January 7, 2010 (date of inception) to December 31, 2010, we incurred losses and thus the following table sets forth the dollar amount of the coverage deficiency.

	For the year ended December 31, 2011	For the period from January 7, 2010 (inception date) to December 31, 2010
Earnings / (loss):
Add:
Income / (loss) before income taxes	$3,630,038	$(2,001,361)
Fixed charges (calculated below)	1,231,528	384,183

Earnings / (loss)	$4,861,566	$(1,617,178)

Fixed charges:
Interest on bank loans	551,004	273,596
Amortization and write-off of deferred financing fees	680,524	110,587

Fixed charges	$1,231,528	$384,183

Ratio of earnings to fixed charges	3.9x
Dollar amount of the coverage deficiency	n/a	1,617,178

USE OF PROCEEDS

We intend to use net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

PRICE RANGE OF COMMON STOCK

The trading market for our common stock is the Nasdaq Global Market, on which the shares are listed under the symbol “DCIX.” The following table sets forth the high and low market prices for our common stock since our shares became available for trading on January 19, 2011, as reported by the Nasdaq Global Market. The high and low closing prices for our common shares for the periods indicated were as follows:

Periods	High	Low
For the period from January 19, 2011 to December 31, 2011	$13.15	$4.58

January 19, 2011 to March 31, 2011	$12.99	$11.74
2nd Quarter ended June 30, 2011	13.15	6.60
3rd Quarter ended September 30, 2011	7.17	4.58
4th Quarter ended December 31, 2011	5.58	4.66

For the month ended:	High	Low
September 2011	5.28	4.58
October 2011	5.58	4.66
November 2011	5.28	4.83
December 2011	5.43	4.67
January 2012	7.15	5.55
February 2012	7.03	6.65
March 2012 (through March 13, 2012)	6.66	6.06

CAPITALIZATION

The following unaudited table sets forth our capitalization at December 31, 2011, on an actual basis and as adjusted to give effect to aggregate drawdowns of $92.70 million, made in January, February and March 2012, under our secured credit facility with the Royal Bank of Scotland plc., to refinance part of the acquisition cost of vessels “Sagitta”, “Centaurus”, “Cap San Raphael”, “Cap San Marco”, “APL Sardonyx” and “APL Spinel”.

	As of December 31, 2011
	Actual	As Adjusted
	(in U.S. dollars)
Debt (principal balance, secured and guaranteed)	$—	$92,700,000

Shareholders’ equity
Preferred stock, $0.01 par value; 25,000,000 shares authorized, none issued, actual and as adjusted	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 23,076,161 issued and outstanding, actual and as adjusted	$230,762	$230,762
Additional paid-in capital	208,826,628	208,826,628
Accumulated deficit	(2,525,032)	(2,525,032)

Total stockholders’ equity	$206,532,358	$206,532,358

Total capitalization	$206,532,358	$299,232,358

Each prospectus supplement will include updated information on our consolidated capitalization.

DILUTION

Information about the amount by which the offering price of our common shares issued pursuant to this prospectus exceeds the net tangible book value per share of our common shares following such issuance will be included in a prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States in Greece. Some of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Market, the existing trading market for our shares of common stock, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities being registered under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated articles of incorporation and bylaws. Because the following is a summary, it does not contain all information that you may find useful. For more complete information, you should read our amended and restated articles of incorporation and bylaws, copies of which may be obtained from us as set forth under “Available Information.”

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands (the “BCA”). Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Under our amended and restated articles of incorporation, our authorized capital stock consists of 500 million shares of common stock, par value $0.01 per share, of which 23,076,161 shares are issued and outstanding, and 25 million shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding.

Common Stock

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Except as provided below under “— Preemptive Rights,” holders of common stock do not have conversion, exchange, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Preferred Stock

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Preferred Stock Purchase Rights

We have entered into a stockholders rights agreement dated August 2, 2010, or the Stockholders Rights Agreement, with Mellon Investor Services LLC as Rights Agent. Pursuant to this Stockholders Rights Agreement, each share of our common stock includes one right, which we refer to as a Right that entitles the holder to purchase from us a unit consisting of one one-thousandth of a share of our preferred stock at an exercise price specified in the Stockholders Rights Agreement, subject to specified adjustments. Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other stockholder rights.

The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the Rights or a permitted offer, the Rights should not interfere with a merger or other business combination approved by our board of directors.

We have summarized the material terms and conditions of the Stockholders Rights Agreement and the related Rights below.

Detachment of the Rights

The Rights are attached to all certificates representing our currently outstanding common shares and will attach to all common stock certificates we issue prior to the Rights distribution date that we describe below. The Rights are not exercisable until after the Rights distribution date and will expire at the close of business on the tenth anniversary date of the adoption of the Rights plan, unless we redeem or exchange them earlier as we describe below. The Rights will separate from the common stock and a Rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

•	the 10th day after public announcement that a person or group has acquired ownership of 15% or more of the Company’s common stock or

•

the 10th business day (or such later date as determined by the Company’s board of directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of the Company’s common stock.

“Acquiring person” is generally defined in the Stockholders Rights Agreement as any person, together with all affiliates or associates, who beneficially owns 15% or more of the Company’s common stock. However, Diana Shipping Inc. is excluded from the definition of “acquiring person.” In addition, persons who beneficially own 15% or more of the Company’s common stock on the effective date of the Stockholders Rights Agreement are excluded from the definition of “acquiring person” until such time as they acquire additional shares in excess of 1% of the Company’s then outstanding common stock as specified in the Stockholders Rights Agreement for purposes of the Rights, and therefore until such time, their ownership cannot trigger the Rights. Specified “inadvertent” owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.

Our board of directors may defer the Rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.

Until the Rights distribution date:

•	our common stock certificates will evidence the Rights, and the Rights will be transferable only with those certificates; and

•	any new common stock will be issued with Rights and new certificates will contain a notation incorporating the Stockholders Rights Agreement by reference.

As soon as practicable after the Rights distribution date, the Rights Agent will mail certificates representing the Rights to holders of record of common stock at the close of business on that date. After the Rights distribution date, only separate Rights certificates will represent the Rights.

We will not issue Rights with any shares of common stock we issue after the Rights distribution date, except as our board of directors may otherwise determine.

Flip-In Event

A “flip-in event” will occur under the Stockholders Rights Agreement when a person becomes an acquiring person other than pursuant to certain kinds of permitted offers. An offer is permitted under the Stockholders Rights Agreement if a person will become an acquiring person pursuant to a merger or other acquisition agreement that has been approved by our board of directors prior to that person becoming an acquiring person.

If a flip-in event occurs and we have not previously redeemed the Rights as described under the heading “Redemption of Rights” below or, if the acquiring person acquires less than 50% of our outstanding common stock and we do not exchange the Rights as described under the heading “Exchange of Rights” below, each Right, other than any Right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such Right.

When a flip-in event occurs, all Rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the Stockholders Rights Agreement specifies.

Flip-Over Event

A “flip-over event” will occur under the Stockholders Rights Agreement when, at any time after a person has become an acquiring person:

•	we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above; or

•	50% or more of our assets or earning power is sold or transferred.

If a flip-over event occurs, each holder of a Right, other than any Right that has become void as we describe under the heading “Flip-In Event” above, will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of such Right.

Anti-dilution

The number of outstanding Rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the Rights distribution date. With some exceptions, the Stockholders Rights Agreement will not require us to adjust the exercise price of the Rights until cumulative adjustments amount to at least 1% of the exercise price. It also will not require us to issue fractional shares of our preferred stock that are not integral multiples of one-thousandth of a share, and, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise.

Redemption of Rights

At any time until the date on which the occurrence of a flip-in event is first publicly announced, we may order redemption of the Rights in whole, but not in part, at a redemption price of $0.01 per Right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or shares of common stock. The Rights are not exercisable after a flip-in event if they are timely redeemed by us or until ten days following the first public announcement of a flip-in event. If our board of directors timely orders the redemption of the Rights, the Rights will terminate on the effectiveness of that action.

Exchange of Rights

We may, at our option, exchange the Rights (other than Rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of common stock per Right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to any person other than us or our existing stockholders becoming the beneficial owner of 50% or more of our outstanding common stock for the purposes of the Stockholders Rights Agreement.

Amendment of Terms of Rights

During the time the Rights are redeemable, we may amend any of the provisions of the Stockholders Rights Agreement, other than by decreasing the redemption price. Once the Rights cease to be redeemable, we generally may amend the provisions of the Stockholders Rights Agreement, other than to decrease the redemption price, only as follows:

•	to cure any ambiguity, defect or inconsistency;

•	to make changes that do not materially adversely affect the interests of holders of Rights, excluding the interests of any acquiring person; or

•

to shorten or lengthen any time period under the Stockholders Rights Agreement, except that we cannot lengthen the time period governing redemption or lengthen any time period that protects, enhances or clarifies the benefits of holders of Rights other than an acquiring person.

Preemptive Rights

Under our amended and restated articles of incorporation, our shareholders have the right, including Diana Shipping, to purchase, at the same price per share as new investors, such additional shares of our common stock in order to maintain their respective beneficial ownership percentages in the event we issue further equity, other than pursuant to the 2010 Equity Incentive Plan, prior to the completion of an initial public offering.

Directors

Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Our board of directors must consist of at least three members. Our amended and restated articles of incorporation provide that the board of directors may only change the number of directors by a vote of not less than two-thirds of the entire board. Directors are elected annually on a staggered basis, and each shall serve for a three year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Shareholder Meetings

Under our amended and restated bylaws annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called for any purpose or purposes at any time by a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. Shareholders of record holding at least one-third of the shares issued and outstanding and entitled to vote at such meetings, present in person or by proxy, will constitute a quorum at all meetings of shareholders.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the company’s shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties.

Our amended and restated bylaws provide that certain individuals, including our directors and officers, are entitled to be indemnified by us to the extent authorized by the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, subject to certain conditions. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws

Several provisions of our amended and restated articles of incorporation and bylaws may have anti-takeover effects. These provisions, which are summarized below, are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25 million shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Election and Removal of Directors

Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Under the BCA, our amended and restated articles of incorporation and bylaws any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director may call special meetings of our shareholders, and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one-year anniversary of the preceding year’s annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•

the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3) reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6) makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7) waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•

the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the U.S Securities and Exchange Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries – either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the U.S. Securities and Exchange Commission.

The 2012 DTCC Board of Directors is composed of 19 directors serving one-year terms. Thirteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA. Three directors are from non-participants. The remaining three are the chairman and chief executive officer, president, and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co.

will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement; or

•	currencies.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC Registration Fee		$28,650
Printing and Engraving Expenses	$		*
Legal Fees and Expenses	$		*
Accountants’ Fees and Expenses	$		*
Nasdaq Listing Fee	$		*
FINRA Fee		$25,250
Blue Sky Fees and Expenses	$		*
Transfer Agent’s Fees and Expenses	$		*
Miscellaneous Costs	$		*

Total	$		*

*	To be provided by a prospectus supplement or as an exhibit to a Current Report on Form 6-K that is incorporated by reference into the registration statement of which this prospectus supplement forms a part.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.

EXPERTS

The consolidated financial statements of Diana Containerships Inc., appearing in Diana Containerships Inc. Annual Report on Form 20-F for the year ended December 31, 2011, and the effectiveness of Diana Containerships Inc.’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The sections in this prospectus attributed to Drewry, including the section entitled “The International Containership Industry” incorporated by reference to our Annual Report on Form 20-F for the year ended December 31, 2011, have been reviewed by Drewry, which has confirmed to us that such sections accurately describe the international containership market.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about our company is available on our website at http://www.dcontainerships.com. The information on our website does not constitute a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934:

•

Our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Commission on February 23, 2012, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address: Pendelis 16, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at that address is 011 30 210 947 0000.

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Global Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DIANA CONTAINERSHIPS INC.

$40,000,000

Common Stock

PROSPECTUS

MAY 21, 2013

Deutsche Bank Securities